Exhibit 99
                     PHC, INC. ANNOUNCES RECORD FISCAL 2005
                         FIRST QUARTER FINANCIAL RESULTS

                   Most Profitable Quarter in Company History


FOR IMMEDIATE RELEASE

Company Contact:           Investor Relations Contact:
____________________       _______________________________
PHC, Inc.                  Hayden Communications, Inc.
Bruce A. Shear             Matthew Hayden
978-536-2777               843-272-4653

>> RECORD FIRST QUARTER REVENUE OF $8.0 MILLION VS. $6.1 MILLION
>> RECORD EARNINGS OF $775,628 OR $0.04 PER SHARE, VS. $53,149 OR $.00 PER SHARE >> Q1 PHARMACEUTICAL STUDIES REVENUE EQUALS 87% OF FULL YEAR 2004
>> Q1 NON-PATIENT OPERATIONS REVENUE INCREASED 92%
>> SHAREHOLDERS EQUITY INCREASED 15% TO $6.1 MILLION

PEABODY, Mass., November 10, 2004 -- PHC, Inc., d.b.a. Pioneer Behavioral Health (OTC Bulletin Board: PIHC), a leading provider of inpatient and outpatient behavioral health services and Pharmaceutical Research, today announced its fiscal 2005 first quarter financial results, for the quarter ended September 30, 2004.

Revenues for the first quarter increased 30.4 percent to a record $8.0 million from the $6.1 million reported in the first quarter of fiscal 2004, due to substantial increases in revenue from both the patient care and pharmaceutical study segments. Net patient care revenue increased 19.6 percent to $6.2 million for the first quarter from $5.2 million for the first quarter of last year due to an 11 percent increase in census at PHC's inpatient facilities. Revenue from pharmaceutical studies related to the acquisition of Pivotal Research Centers, LLC -- increased more than seven-fold to $1.1 million compared to the same period last year, and equaled almost the entire revenue of $1.2 million reported for fiscal 2004. Contract support services revenue provided by the Company's Wellplace division decreased 13.8 percent to $661,426 for the quarter from $767,125 for the first quarter of last year, due to the expiration of the Nebraska smoking cessation contract which was not renewed.

Total operating expenses for the quarter increased to $7.1 million from $5.9 million last year. Income from operations for the quarter was $884,835, a nearly five-fold increase from the $179,546 reported in the first quarter last year. Net income applicable to common shareholders for the three months was a record $775,628, or $0.04 per diluted share, up from $53,149, or $0.00 per diluted share for the first quarter of fiscal 2004. This was the Company's 15th consecutive quarter of operating profitability, with the exception of the previously reported litigation settlement and related legal costs.

Bruce A. Shear, Pioneer's President and Chief Executive Officer, commented, "The record performance validates the strategic decisions we have made in the last two years, focusing on our core competencies and growing through strategic acquisitions. Without revenue from our expansion at the Detroit Medical Center during this quarter, the Company still delivered 30 percent top-line growth and record profitability. The expected contributions from the DMC beds will provide incremental revenue opportunities that compliment the growth we are seeing from our other operating segments. Our Pivotal Research operation demonstrated impressive growth, surpassing the internal expectations which we established when the Pivotal operations were merged with our existing pharmaceutical research operations. In fact, in the first quarter alone we reported 87 percent of the revenue this segment reported for all of last year. We look forward to continued growth and improved profitability for the remainder of this fiscal year."

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
Other operational highlights include:

o Pioneer opened the first 30 beds at Detroit Behavioral Institute in leased space at the Detroit Medical Center. The Company also received its Michigan state approval for the final 54 acute beds completing the necessary steps to open all 114 beds. Alexander Luvall, who joined the Company during September as Executive Vice President, will oversee the facility and ensure a smooth commencement of operations.

o On October 20, Pioneer announced it had secured an expanded line of credit, secured with its accounts receivables, totaling $3.5 million. The line of credit is provided by CapitalSource Finance LLC, and replaces Pioneer's former bank.

The Company's balance sheet continued to strengthen with a current ratio of 1.26:1 on September 30, 2004. Subsequent to quarter end and reflected in this ratio is the term loan in the amount of $1.4 million and an accounts receivable funding revolving credit agreement with a maximum loan amount of $3.5 million, including $900,000 available as an overline for growth. The loan and credit line are held by CapitalSource Finance, LLC. This represents a higher credit line, with more favorable terms than the Company's previous bank line. Shareholders' equity increased 15 percent to $6.1 million on September 30, 2004 from $5.4 million on June 30, 2004. The decrease in the Company's cash position is primarily due to the increase in accounts receivable from current revenue and the capital expenditures on the expanding Michigan operations.

About Pioneer Behavioral Health

Pioneer Behavioral Health operates companies that provide inpatient and outpatient behavioral health care services, clinical research and Internet- and telephonic-based referral services. The companies contract with national insurance companies, government payors, and major transportation and gaming companies, among others, to provide such services. For more information, please visit www.phc-inc.com or www.haydenir.com.

Statement under the Private Securities Litigation Reform Act of 1995: This press release may include "forward-looking statements" that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the company and its future plans and objectives. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. For a discussion of these factors and risks, see the company's annual report on Form 10-KSB for the most recently ended fiscal year.

                                - tables follow -

                                    PHC, INC.
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME

                                    FOR THE
                                    THREE MONTHS
                                    ENDED
                                 __________________________________
                                    09/30/04           09/30/03

Total Revenue                     $7,957,515          $6,103,167
Net Income
Operations                           884,835             179,546

Net Income                           775,628              53,149

Basic Earnings Per Share                0.04                0.00
Diluted EarningsPer Share               0.04                0.00

Basic Shares Outstanding          17,360,604          14,069,204
Diluted Shares Outstanding        18,155,364          14,789,056


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
                            BALANCE SHEET HIGHLIGHTS


                                    As of 9/30/04     As of 06/30/2004
                                   _______________    ________________

Cash and cash equivalents            $ 156,959            $ 594,823
Total Current Assets                 8,681,569            7,631,516
Net Property and Equipment           1,539,754            1,353,975
Total Assets                       $14,597,743          $13,311,569
                                   ____________        ____________

Total Current Liabilities          $ 6,902,171          $ 7,390,661
Total Long Term Debt                 1,525,994              529,378
Total Liabilities                  $ 8,450,432          $ 7,944,532
                                   ____________        ____________
Shareholders' Equity               $ 6,147,311          $ 5,367,037
Total Liabilities and Equity       $14,597,743         $ 13,311,569
                                   ____________        ____________



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